EXHIBIT 5

                                                              September 30, 1996

American Residential Services, Inc.
5850 San Felipe--Suite 500
Houston, Texas 77057-8003

Gentlemen:

            In connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by American Residential Services, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,550,000 shares of common stock of the Company, par value $.001 per share ("Common Stock"), that may be issued pursuant to the 1996 Incentive Plan of American Residential Services, Inc. (the "Plan"), certain legal matters in connection with such shares are being passed upon for the Company by us. At your request, this opinion is being furnished for filing as Exhibit 5 to the Registration Statement.

            In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of material factual matters contained in or covered by such certificates.

            On the basis of the foregoing, we are of the opinion that:

            1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

            2. Upon the issuance of shares of Common Stock pursuant to the provisions of the Plan and the related award agreements authorized and approved by the Compensation Committee of the Board of Directors of the Company for consideration at least equal to the par value of such shares, such shares of Common Stock will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

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American Residential Services, Inc. -2-                  September 30, 1996

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,